Exhibit 99.1

Behringer Announces Declaration of Special Distribution for Shareholders of Behringer Harvard Opportunity REIT II, Inc.

DALLAS, August 19, 2014 — Behringer announced today that the board of directors of Behringer Harvard Opportunity REIT II, Inc. has declared a special distribution of $0.50 per share of common stock. The special distribution is payable on September 18, 2014 to stockholders of record at the close of business on September 15, 2014.

“We are pleased that the company’s continued strong performance has enabled this special distribution,” said Michael O’Hanlon, CEO of Behringer’s opportunity platform. “It reflects the successful sale of selected portfolio assets, the continued improvement in property operations, as well as the strength of the company’s balance sheet.”

O’Hanlon also said, “We may consider additional acquisitions positioned for full-cycling within the time frame outlined in the prospectus, as well as asset dispositions that could enable additional special distributions.”

In accordance with Behringer Harvard Opportunity REIT II’s valuation policy, the most recently estimated share value of $10.09, which was established in August 2013, will be adjusted by the amount of the special distribution to a revised share value of $9.59. The next estimated share valuation will be completed before the end of this calendar year.

When paid, the September 2014 special distribution of $0.50 per share will increase the total cumulative special distributions to $1.00 per share paid to shareholders to date. Moreover, for shareholders who invested on the date that subscriptions were first accepted, the company has paid to date cumulative regular distributions of $1.77 per share.

Behringer Harvard Opportunity REIT II holds interests in six multifamily/student housing investments, three office investments, one hospitality investment, one self-storage investment and one mezzanine loan.

About Behringer

Behringer creates, manages and distributes specialized investments through a multi-manager approach that presents unique options for allocating capital, managing risk and diversifying assets. Investments sponsored and managed by the Behringer group of companies have invested into more than $11 billion in assets. For more information, call toll-free 866.655.3600 or visit behringerinvestments.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT II, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Barbara Marler	David Nesmith
Behringer	Richards Partners for Behringer
bmarler@behringermail.com	david_nesmith@richards.com
469.341.2312	214.891.2864